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                            STOCK PURCHASE AGREEMENT


                                      AMONG


                                  PROGRESS BANK
                                   ("Buyer"),

                          THE EQUIPMENT LEASING COMPANY
                                 (the "Company")

                                       and

                        AMERICAN MANUFACTURING CO., INC.
                                   ("Seller")





                           DATED:  September 30, 1996




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                                TABLE OF CONTENTS
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BACKGROUND . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE 1 - STOCK PURCHASE . . . . . . . . . . . . . . . . . . . . . . . . .   1

   1.1.  Sale and Purchase . . . . . . . . . . . . . . . . . . . . . . . . .   1
   1.2.  Purchase Price. . . . . . . . . . . . . . . . . . . . . . . . . . .   1
   1.3.  Books and Records . . . . . . . . . . . . . . . . . . . . . . . . .   2
   1.4.  Resignations. . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

ARTICLE 2 - DIVISION TRANSFER. . . . . . . . . . . . . . . . . . . . . . . .   2

   2.1.  Contribution of Properties and Assets . . . . . . . . . . . . . . .   2
   2.2.  Consideration . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
   2.3.  Documentation . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
   2.4.  Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
   2.5.  Transition. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
   2.6.  Certain Intercompany Obligations. . . . . . . . . . . . . . . . . .   4

ARTICLE 3 - REPRESENTATIONS, WARRANTIES AND
            COVENANTS OF THE COMPANY AND SELLER. . . . . . . . . . . . . . .   4

   3.1.  Organization, Power, Standing and Qualification . . . . . . . . . .   5
   3.2.  Power and Authority . . . . . . . . . . . . . . . . . . . . . . . .   5
   3.3.  Validity of Contemplated Transactions . . . . . . . . . . . . . . .   5
   3.4.  Capitalization of Company . . . . . . . . . . . . . . . . . . . . .   6
   3.5.  Ownership of Shares . . . . . . . . . . . . . . . . . . . . . . . .   6
   3.6.  Title to Properties . . . . . . . . . . . . . . . . . . . . . . . .   6
   3.7.  Real Property . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
   3.8.  Financial Statements. . . . . . . . . . . . . . . . . . . . . . . .   7
   3.9.  Absence of Undisclosed Liabilities. . . . . . . . . . . . . . . . .   7
   3.10.  Certain Tax Matters. . . . . . . . . . . . . . . . . . . . . . . .   7
   3.11.  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
   3.12.  Compliance with Laws.. . . . . . . . . . . . . . . . . . . . . . .   9
   3.13.  Employee Benefits. . . . . . . . . . . . . . . . . . . . . . . . .   9
   3.14.  Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
   3.15.  Proprietary Rights . . . . . . . . . . . . . . . . . . . . . . . .  12
   3.16.  Labor Disputes . . . . . . . . . . . . . . . . . . . . . . . . . .  12
   3.17.  Contracts. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
   3.18.  Other Transactions . . . . . . . . . . . . . . . . . . . . . . . .  13
   3.19.  Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

                                        i
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   3.20.  Bank Accounts. . . . . . . . . . . . . . . . . . . . . . . . . . .  14
   3.21.  No Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
   3.22.  Compensation Arrangements. . . . . . . . . . . . . . . . . . . . .  14
   3.23.  Copies of Articles and Bylaws. . . . . . . . . . . . . . . . . . .  14
   3.24.  Condition of Tangible Assets . . . . . . . . . . . . . . . . . . .  15
   3.25.  Lease Portfolio. . . . . . . . . . . . . . . . . . . . . . . . . .  15
   3.26.  Hazardous Substances . . . . . . . . . . . . . . . . . . . . . . .  17
   3.27.  Relationship With Vendors. . . . . . . . . . . . . . . . . . . . .  18
   3.28.  Transactions with Affiliates . . . . . . . . . . . . . . . . . . .  18
   3.29.  Veracity of Statements . . . . . . . . . . . . . . . . . . . . . .  18

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES OF BUYER. . . . . . . . . . . . .  19

   4.1.  Organization and Power. . . . . . . . . . . . . . . . . . . . . . .  19
   4.2.  Power and Authority . . . . . . . . . . . . . . . . . . . . . . . .  19
   4.3.  Conflict With Authority, Bylaws, Etc. . . . . . . . . . . . . . . .  19
   4.4.  Acquisition of Shares for Investment. . . . . . . . . . . . . . . .  19

ARTICLE 5 - ACTIVITIES PRIOR TO CLOSING. . . . . . . . . . . . . . . . . . .  20

   5.1.  Operation of Business . . . . . . . . . . . . . . . . . . . . . . .  20
   5.2.  Access to Information . . . . . . . . . . . . . . . . . . . . . . .  21
   5.3.  Best Efforts. . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
   5.4.  Notice of Change. . . . . . . . . . . . . . . . . . . . . . . . . .  22
   5.5.  No Discussions. . . . . . . . . . . . . . . . . . . . . . . . . . .  22

ARTICLE 6 - ACTIVITIES PRIOR TO CLOSING BY BUYER . . . . . . . . . . . . . .  22

   6.1.  Best Efforts. . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
   6.2.  Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . .  22

ARTICLE 7 - CONDITIONS PRECEDENT TO CLOSING. . . . . . . . . . . . . . . . .  23

   7.1.  Conditions to Obligation of Buyer to Close. . . . . . . . . . . . .  23
   7.2.  Conditions to Obligation of Seller to Close . . . . . . . . . . . .  25

ARTICLE 8 - INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . . .  27

   8.1.  By Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

                                       ii

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                                                                            ----

   8.2.  By Buyer. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
   8.3.  Limitations . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
   8.4.  Procedures. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

ARTICLE 9 - SURVIVAL OF REPRESENTATIONS AND WARRANTIES . . . . . . . . . . .  29

ARTICLE 10 - THE CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . .  29

   10.1.  Time and Place of Closing; Effective Time. . . . . . . . . . . . .  29
   10.2.  Conduct of Closing . . . . . . . . . . . . . . . . . . . . . . . .  29

ARTICLE 11 - ADDITIONAL COVENANTS OF SELLER AND BUYER. . . . . . . . . . . .  30

   11.1.  Employees. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
   11.2.  Benefit Plans. . . . . . . . . . . . . . . . . . . . . . . . . . .  31
   11.3.  Cooperation. . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
   11.4.  Non-Competition. . . . . . . . . . . . . . . . . . . . . . . . . .  32
   11.5.  Refinancing of Intercompany Indebtedness . . . . . . . . . . . . .  32
   11.6.  Post-Closing Audit, Adjustments. . . . . . . . . . . . . . . . . .  32

ARTICLE 12 - BROKERAGE; EXPENSES . . . . . . . . . . . . . . . . . . . . . .  33

ARTICLE 13 - TAXES . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

   13.1.  Company's Tax Liabilities. . . . . . . . . . . . . . . . . . . . .  34
   13.2.  Tax Returns and Payments . . . . . . . . . . . . . . . . . . . . .  35
   13.3.  Administration . . . . . . . . . . . . . . . . . . . . . . . . . .  35
   13.4.  Tax Contests . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
   13.5.  Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
   13.6.  AMT Credits. . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
   13.7.  Transfer Taxes . . . . . . . . . . . . . . . . . . . . . . . . . .  37

ARTICLE 14 - TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . .  37

   14.1.  Events of Termination. . . . . . . . . . . . . . . . . . . . . . .  37
   14.2.  Consequences of Termination. . . . . . . . . . . . . . . . . . . .  38

ARTICLE 15 - MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . .  38

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   15.1.  Entire Agreement; Amendments . . . . . . . . . . . . . . . . . . .  38
   15.2.  Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
   15.3.  Gender; Number . . . . . . . . . . . . . . . . . . . . . . . . . .  38
   15.4.  Exhibits and Schedules . . . . . . . . . . . . . . . . . . . . . .  38
   15.5.  Severability . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
   15.6.  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
   15.7.  Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
   15.8.  Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
   15.9.  Successors and Assigns . . . . . . . . . . . . . . . . . . . . . .  40
   15.10.  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . .  40
   15.11.  No Benefit to Others. . . . . . . . . . . . . . . . . . . . . . .  40
   15.12.  Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . .  40

                            STOCK PURCHASE AGREEMENT


           This Stock Purchase Agreement (the "Agreement") is made this 30th day of September, 1996, by and among PROGRESS BANK, a federal savings bank ("Buyer"), THE EQUIPMENT LEASING COMPANY, a Maryland corporation (the "Company"), and AMERICAN MANUFACTURING CO., INC., a Pennsylvania corporation ("Seller").



                                   BACKGROUND

           The Company is engaged in the equipment leasing business (the "Business").

           Seller owns all of the issued and outstanding shares of capital stock of the Company, consisting of 52,000 shares of the common stock of the Company, par value $1.00 per share (the "Shares"). Buyer desires to purchase the Shares from Seller and Seller desires to sell the Shares to Buyer, all upon the terms and subject to the conditions set forth herein.

           A division of the Seller is also engaged in the equipment leasing business (the "Division", and together with the Company, the "Equipment Leasing Group"), and prior to the purchase and sale of the Shares of the Company all of the assets and liabilities of such Division will be contributed to the paid-in capital of the Company (the "Division Transfer").

           NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and covenants herein contained, and intending to be legally bound, Buyer, Seller and the Company hereby agree as follows:


                                    ARTICLE 1

                                 STOCK PURCHASE

     1.1. SALE AND PURCHASE. Subject to the terms and conditions contained in this Agreement, and conditioned upon the contribution by the Seller of the Division to the paid-in capital of the Company as provided in Article 2 hereof, effective as of the opening of business on the business day following the Cut-Off Date, as defined in Section 2.1 hereof (the "Effective Time"), Seller shall sell to Buyer and Buyer shall purchase from Seller all of the Shares for the consideration set forth in Section 1.2 below.

     1.2. PURCHASE PRICE. Subject to the terms and conditions contained in this Agreement, as full payment for the Shares, on the Closing Date (as defined in Section 10.1 hereof) Buyer shall pay to Seller, by wire transfer of immediately available funds to an account designated by Seller, the sum of (a) Six Million Six Hundred Thousand Dollars

($6,600,000), plus (b) interest thereon at a rate of six percent (6%) per annum from the Cut-Off Date (as defined in Section 2.1 hereof) to the Closing Date (the "Purchase Price").


     1.3. BOOKS AND RECORDS. On the Closing Date, Seller shall deliver or cause the Company to deliver to Buyer, or turn over to Buyer's representatives, all minute books, stock record books, corporate seals, and certificates representing all of the issued and outstanding stock of the Company, and the original copies of all books of account, leases, other agreements, securities, customer lists, files and other documents, instruments and papers of all kind and nature belonging to or relating to the business of the Company and necessary or desirable in Buyer's judgment for the on-going conduct of the Company and its business, whether in the possession of Seller or the Company. Seller shall be entitled to make and retain copies of any of the documents, instruments and other papers referred to in this Section 1.3., and Buyer will, from time to time, upon Seller's reasonable request and at Seller's expense, provide Seller with copies of any such documents, instruments and papers that Seller may reasonably request in connection with the preparation of Seller's tax returns, financial statements, or for other proper purposes. Except as otherwise required by law, Seller shall retain in confidence, and shall cause its advisors to retain in confidence, all information in its possession regarding the business of the Company.

     1.4. RESIGNATIONS. On the Closing Date, Seller will make available to Buyer the written resignations of all the directors and officers of the Company effective as of the Closing Date, except for such officers and directors as Buyer shall designate in writing.


                                    ARTICLE 2

                                DIVISION TRANSFER

     2.1. CONTRIBUTION OF PROPERTIES AND ASSETS. As of September 30, 1996 or such other date as the parties may mutually agree (the "Cut-Off Date"), Seller shall cause to be contributed to the paid-in capital of the Company all right, title and interest in and to the properties and assets relating to or used in the equipment leasing Division of Seller, including without limitation (i) all inventory and equipment, (ii) all lease contracts and related agreements, whether Seller is lessee or lessor, (iii) all office equipment, desks, chairs, supplies and related items, (iv) all computer systems, software, files, records, computer disks, tapes or other storage media, manuals, and related items, (v) all books, records, files and related items, (vi) all intellectual property or proprietary rights, intangible assets, contract rights, licenses, permits, franchises, trademarks, service marks, patents, trade names, copyrights or other intangible rights, whether registered or otherwise, and including any applications for any of the foregoing, (vii) all bank accounts, deposits, investments, items awaiting collection and related assets, (viii) all receivables, rights to payment, documents, chattel paper, and related assets,
(ix) prepaid personal property taxes and (x) all other assets of any nature reflected on the balance sheet of the Equipment Leasing Group and not an asset of the Company. The properties and assets contributed shall include, without limitation, those set forth on SCHEDULE 2.1 attached hereto, subject to adjustment for assets acquired or disposed of in the ordinary course of business prior to the effective date of the Division Transfer. Notwithstanding the foregoing, the following assets shall be retained by Seller: (x) all rights of Seller with respect to leases of equipment to Handy Andy as lessee; (y) tax credits, prepaid taxes (other than prepaid personal property taxes) and refunds to which Seller is entitled with respect to the operations of the Division; and
(z) prepaid pension and prepaid general insurance.

     2.2. CONSIDERATION. In connection with the contribution of properties and assets as set forth in Section 2.1 above, the Company shall (a) assume the liabilities and obligations of the Seller under all agreements and contracts contributed by the Seller to the Company pursuant to Section 2.1 (the "Assumed Liabilities"), and (b) assume the liabilities and obligations of the Seller relating to the Division which are reflected on the Closing Balance Sheet delivered pursuant to Section 7.1.2 hereof, and any other liabilities of the Seller relating to the Division reflected on SCHEDULE 2.2 hereof, provided, that the foregoing shall not include tax liabilities or tax obligations of any nature with respect to the operations of the Division, other than personal property taxes. From and after the Closing Date, Buyer shall cause the Company to perform the Assumed Liabilities as performance falls due. Except as expressly set forth herein, the Company shall not assume or be deemed to have assumed or be responsible for any liability or obligation of the Seller whatsoever.

     2.3. DOCUMENTATION. The Division Transfer shall be consummated pursuant to documentation in form and substance satisfactory to Buyer, which shall include, without limitation:

           (a) a bill of sale transferring all of the assets of the Division being contributed to the Company;

           (b) an assignment and assumption agreement with respect to all agreements and liabilities of the Division being transferred to the Company;

           (c) UCC assignments in favor of the Company of all financing statements which have been filed in favor of the Seller in connection with leases by the Division, if any; and

           (d)   such other documentation as Buyer shall reasonably require.

     2.4. EMPLOYEES. As of the Cut-Off Date, the employees of the Division shall cease to be employees of the Seller and shall become at-will employees of the Company. Seller shall notify each employee of such transfer and take all steps in connection therewith as shall be required by law or reasonably requested by Buyer. Nothing herein shall be construed as any commitment or obligation for the continued employment of any employee, and no employee shall be a third-party beneficiary of or otherwise have any rights under this Agreement.

     2.5. TRANSITION. The Company shall be entitled to all payments received with respect to the business of the Division from and after the Cut-Off Date, whether with respect to amounts due prior to, on, or after the Cut-Off Date. Seller shall take all steps necessary or reasonably requested by Buyer to transfer title and control of all deposit, checking, lock-box and cash management accounts to the Company as of the Cut-Off Date, and to ensure that all payments with respect to the business of the Division are received directly
by or on behalf of the Company.   Any such payments received by Seller shall be
held in trust for the benefit of the Company, and shall be delivered immediately to the Company.

     2.6. CERTAIN INTERCOMPANY OBLIGATIONS. As of the Cut-Off Date, Seller shall cause all accrued and unpaid management fees and all accrued and unpaid interest on the indebtedness of the Equipment Leasing Group to Seller to be paid in full. Seller agrees that no management fees shall accrue or otherwise be payable from and after the Cut-Off Date. From the Cut-Off Date through the Closing Date, Seller agrees to advance funds to finance the operations of the Company, and funds of the Company shall be used to repay such indebtedness of the Company to Seller, in the ordinary course of business and in accordance with past practice with respect to the Equipment Leasing Group.


                                    ARTICLE 3

                         REPRESENTATIONS, WARRANTIES AND
                       COVENANTS OF THE COMPANY AND SELLER

           The Company and Seller, jointly and severally, represent and warrant and, where applicable, covenant as follows. As used herein, references to the "Knowledge" of the Company or the Seller shall include all matters of which the following officers of the Company or the Seller have actual knowledge: Charles Slinghoff; John Yaglenski; John Lynch; Dennis Horner; Scott Wheeler and Paul Brennan.

     3.1. ORGANIZATION, POWER, STANDING AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, and Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Pennsylvania. Seller and the Company each have full corporate power and authority to carry on their respective business as it is now being conducted and to own and operate the properties and assets now owned and operated by them. The Company is duly qualified to do business and is in good standing in all jurisdictions where the failure to qualify or to be in good standing would have a material adverse effect upon its financial condition, the conduct of its business or the ownership of its property and assets, such jurisdictions being listed on
SCHEDULE 3.1 hereto.

     3.2. POWER AND AUTHORITY. The Company and Seller each have full power and authority to execute, deliver and perform this Agreement and the other documents, instruments and agreements contemplated herein (the "Collateral Documents") to which the

Company or Seller (as the case may be) is a party. The execution, delivery and performance of this Agreement and the Collateral Documents to which Seller or the Company is a party have been duly authorized by all corporate action required on the part of Seller and the Company respectively. Each of this Agreement and the Collateral Documents to which the Company or Seller is a party is a valid and binding obligation of such party, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or similar laws affecting the enforcement of creditors' rights generally.

     3.3. VALIDITY OF CONTEMPLATED TRANSACTIONS. The execution, delivery and performance of this Agreement and the Collateral Documents and the consummation of the transactions contemplated hereby and thereby do not and will not contravene any provision of the Articles (Certificate) of Incorporation or Bylaws of Seller or the Company; nor, except as set forth in SCHEDULE 3.3, violate, conflict with, require consent under or constitute a default under, cause the acceleration of any payments pursuant to, or otherwise impair the good standing, validity or effectiveness of any agreement, contract, indenture, lease, or mortgage to which the Company or Seller is a party, or subject any property or asset of Seller or the Company to any lien or encumbrance; or violate any provision of law, rule, regulation, order, permit, or license to which Seller or the Company is subject.

     3.4. CAPITALIZATION OF COMPANY. The Company's total authorized capital stock consists of 100,000 shares of common stock, $1.00 par value, of which 52,000 shares are currently outstanding. All of the outstanding shares of the Company's capital stock are validly issued, fully paid and non-assessable. There are no outstanding options, warrants, conversion privileges, subscriptions, calls, commitments or rights of any character relating to the Company's capital stock.


     3.5. OWNERSHIP OF SHARES. On the date hereof, Seller is the record and beneficial owner of the Shares, which constitute all of the issued and outstanding shares of capital stock of the Company. Seller has good, marketable and valid title to the Shares, free and clear of all liens, security interests, pledges, negative pledges, encumbrances, restrictions or options (except for any restrictions imposed by the Securities Act). Upon delivery of the certificates representing the Shares to the Buyer, together with duly executed stock powers pursuant to this Agreement, the Buyer shall acquire good title to the Shares, free and clear of all liens, security interests, pledges, negative pledges, encumbrances, restrictions or options (except for any created by Buyer or any restrictions imposed by the Securities Act).

     3.6. TITLE TO PROPERTIES. Except as set forth in SCHEDULE 3.6 hereto, the Company or the Seller, as applicable, prior to the Division Transfer, and the Company, upon consummation of the Division Transfer, has good title to all of the properties and assets of the Equipment Leasing Group (including all of the properties and assets reflected on the most recent balance sheet which is part of the Interim Financial Statements (as defined in Section 3.8 hereof) and those acquired since the Financial Statement Date (as defined in Section 3.9 hereof), except in each case for properties and assets sold or otherwise disposed of in the ordinary course of business since the Financial Statement Date), free and clear of all mortgages, liens, pledges, security interests and other encumbrances (collectively "Liens") other than (a) rights of lessees under leases of assets by the Company or the Seller in the ordinary course of the business of the Equipment Leasing Group, (b) liens for current taxes not delinquent or being contested in good faith by appropriate proceedings (which, in the latter case, are disclosed on SCHEDULE 3.6 hereto), and (c) mechanics', workmen's, materialmen's or other like liens arising in the ordinary course of business with respect to obligations which are not due (collectively, "Permitted Liens").

     3.7. REAL PROPERTY. The Company does not, and following the Division Transfer will not, have any ownership interest in any real property. A complete and accurate description of all real property leased by the Company, and all real property which will be leased by the Company following the Division Transfer, is set forth on SCHEDULE 3.7 attached hereto.

     3.8. FINANCIAL STATEMENTS. The Company has delivered to Buyer unaudited financial statements consisting of a combined balance sheet for the Equipment Leasing Group as of December 31, 1995, 1994, and 1993 and income statements and statements of cash flows of the Equipment Leasing Group for the years then ended, which financial statements were included in the audited consolidated financial statements of American Manufacturing Corporation and its subsidiaries as of and for the periods ended on such dates (such balance sheets, income statements and statements of cash flows of the Equipment Leasing Group being referred to herein collectively as the "Financial Statements"). In addition, Seller has delivered to Buyer interim financial statements of the Equipment Leasing Group as of and for the period ended August 31, 1996 (the "Interim Financial Statements"). Except as disclosed on SCHEDULE 3.8, the Financial Statements and the Interim Financial Statements have been prepared in conformity with generally accepted accounting principles, consistently applied during the related periods ("GAAP"), and present fairly in all material respects the financial condition of the Equipment Leasing Group and the results of its operations as of and for the respective periods ended on such dates, except, in the case of the Interim Financial Statements, for the omission of footnotes required by GAAP and for normal year-end adjustments.

     3.9. ABSENCE OF UNDISCLOSED LIABILITIES. The Company does not have and following the Division Transfer will not have any material liabilities or obligations except for (i) those reflected or reserved against in the Interim Financial Statements or on the Closing Balance Sheet, (ii) those incurred, consistent with past business practices, in the ordinary course of its business, since August 31, 1996 (the "Financial Statement Date"), (iii) those arising under contracts, leases and agreements to which the Company is a party or which it has assumed pursuant to Section 2.2, arising in the ordinary course of business or disclosed in this Agreement or a Schedule hereto, and (iv) those which are specifically disclosed in this Agreement or in a Schedule attached hereto.

     3.10. CERTAIN TAX MATTERS.

                   (a) For any period ending on the date of or before the Closing Date, the Company has, and the Seller, with respect to the Division, has duly and timely filed or will file all federal, state, and local tax returns, declarations, and reports, estimates, information returns and statements (collectively, "Returns") required to be filed or sent by it or on its behalf and all such Returns are or will be true, correct and complete in all material respects. True, correct and complete copies of such Returns for the Company have been delivered or made available to Buyer prior to the date hereof. Seller and the Company have paid or accrued all taxes, levies, imposts, deductions, charges, or withholdings imposed by any governmental unit, federal, state or local with respect to the Equipment Leasing Group ("Taxes") and any penalties entered with respect thereto, due and payable for any period ending on or before the Closing Date.

                   (b) The Company's and the Seller's federal income tax returns have been audited by the Internal Revenue Service for all taxable years up to and including the taxable year ended December 31, 1992, and are currently being audited for taxable years up to and including December 31, 1994.

                   (c) There are no Liens for Taxes upon any of the Company's assets or the assets of the Division, except Permitted Liens (provided that adequate reserves have been provided therefor and are reflected in the Financial Statements) and no event has occurred which with the passage of time or the giving of notice, or both, could result in a Lien (other than Permitted Liens) for Taxes on any of the Company's assets or the assets of the Division.

                   (d) No deficiency for any Taxes has been proposed, asserted or assessed against the Company or the Seller which has not been resolved and paid in full.

                   (e) Except for the waiver with respect to Illinois state sales taxes, no waiver or comparable consent given by the Company or the Seller regarding the application of the statute of limitations with respect to any Taxes or Returns is outstanding, nor is any request for any such waiver or consent pending. No federal, state, local or foreign audit or other administrative proceeding, inquiry or investigation or court proceeding is presently pending or, to the best of the Company's or Seller's knowledge, contemplated with regard to any Taxes or Returns of the Company or the Seller.

                   (f) The Company or the Seller has not requested any extension of time within which to file any Return, which Return has not since been filed.

                   (g) Except as provided in this Agreement, the Company is not a party to any agreement providing for the allocation or sharing of Taxes.

                   (h) The Seller and the Company have not agreed to make, nor are they required to make, any adjustment under Section 481(a) of the Code for any period ending after the Closing Date by reason of a change in its accounting method or otherwise with respect to the Equipment Leasing Group.

                   (i) None of the assets of the Company is required to be treated as owned by any other person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the Code.

                   (j) The Company is not, and following the Division Transfer will not be, a party to any venture, partnership, contract or arrangement under which it could be treated as a partner, for federal income tax purposes.

                   (k) The Company does not have and following the Division Transfer will not have any permanent establishment or place of business located in any tax jurisdiction other than the United States and is not liable for the payment of taxes levied by any jurisdiction located outside the United States.

     3.11. LITIGATION. Except as set forth in SCHEDULE 3.11 attached hereto, there is no suit, action, claim, arbitration, administrative or legal or other proceeding, or governmental or other investigation pending or, to the Company's or Seller's knowledge, threatened against or affecting the Equipment Leasing Group, whether or not covered by insurance.

     3.12. COMPLIANCE WITH LAWS. There does not exist any failure to comply with, nor any default under, any law, ordinance, requirement, regulation, or order applicable to the Equipment Leasing Group, nor any violation of or default with respect to any order, writ, injunction, judgment, or decree of any court or federal, state or local department, official, commission, authority, board, bureau, agency, or other instrumentality issued or pending against the Equipment Leasing Group which would have a material adverse effect on the financial condition, business, results of operations, properties, or assets of the Equipment Leasing Group, or Buyer's purchase or ownership of the Shares. The laws, ordinances, requirements, regulations and orders (collectively "Laws") referred to in this Section 3.12 shall not include any Laws encompassed by the representations and warranties set forth in Section 3.10, 3.13, 3.15 or 3.26. The Equipment Leasing Group has obtained all material permits, licenses, zoning variances, approvals, and other authorization (collectively "Permits") necessary for the complete operation of its business as presently operated, a complete and accurate list of which is set forth on SCHEDULE 3.12 hereof. There have been no illegal kickbacks, bribes or political contributions made by the Equipment Leasing Group.

     3.13. EMPLOYEE BENEFITS.

           (a) BENEFIT PLANS. SCHEDULE 3.13(A) attached hereto accurately lists all deferred compensation, pension, profit sharing, stock option, stock purchase, savings, group insurance and retirement plans, and all vacation pay, severance pay, incentive compensation, consulting, bonus and other employee benefit or fringe benefit plans or arrangements maintained by the Company or by the Seller with respect to the Equipment Leasing Group (including health, life insurance and other benefit plans maintained for retirees). Said plans, including but not limited to all plans or programs that constitute "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), are each referred to herein as a "Benefit Plan" and are collectively referred to herein as "Benefit Plans." True and complete copies of all Benefit Plans, including any insurance contracts under which benefits are provided, as currently in effect, have been provided or made available to Buyer. Buyer has also been provided with access to a true and complete copy of the summary plan description, if any was required by ERISA to be or otherwise has been prepared and distributed to participants, for each Benefit Plan, and all actuarial valuations, determination letters, statements of assets and annual reports and returns.

           (b) NO OTHER COMMITMENTS. There have been no statements or communications made or materials provided to any employee or former employee of the Equipment Leasing Group by any person (including any affiliate or any employee, officer or director of any affiliate) which constitute a contract or legally enforceable promise by the Company or Seller or any affiliate to provide for any pension, welfare, or other insurance-type benefits to any such employee or former employee, whether before or after retirement, other than benefits under Benefit Plans set forth on SCHEDULE 3.13(A).

           (c) MULTIEMPLOYER PLANS. Except as disclosed in SCHEDULE 3.13(C) attached hereto, neither the Company nor any of its Affiliates (defined as any member of any controlled group (within the meaning of Section 414(b) of the Code) of which the Company is a member, all trades or businesses, whether or not incorporated, under common control (within the meaning of Section 414(c) of the Code) and of which the Company is a member, and all affiliated service groups (within the meaning of Section 414(m) of the Code) of which the Company is a member), is a party to any pension plan or welfare benefit plan that is a "multiemployer plan" (within the meaning of Section 3(37) of ERISA). Neither the Company nor any of its Affiliates has any liability to make any partial or complete withdrawal liability payment to any multiemployer plan.

           (d) PENSION AND BENEFIT FUNDING. No pension plan maintained by Seller, the Company or any of their Affiliates ("Pension Plan") has incurred a funding deficiency, whether or not waived, under section 302 of ERISA or section 412 of the Code. Seller has made timely all payments and contributions to all Benefit Plans as required by the terms of each such plan and any applicable law, any applicable collective bargaining agreements and, if applicable, in accordance with the actuarial and funding assumptions of such plans in effect from time to time. Seller has funded or will fund each Benefit Plan in accordance with the terms of each such plan through the date hereof, including the payment of applicable premiums on any insurance contract funding a Benefit Plan for coverage provided through the date hereof. Seller has made at least the minimum contribution to each Benefit Plan with respect to the 1995 plan year and for the portion of the 1996 plan year prior to the date hereof which are due and payable under applicable law as of the date hereof. Except as set forth in
SCHEDULE 3.13(D), the assets of each Pension Plan, as of its most recent valuation date, are sufficient to pay all "benefit liabilities" as defined in
Section 4001(a)(16) of ERISA, and Seller, the Company, or their Affiliates will make timely all payments and contributions to all such Pension Plans as required by the terms of each such Plan and any applicable law, as required by any applicable collective bargaining agreements, and in accordance with the actuarial and funding assumptions of each such Plan through the end of each Plan's current plan year.

           (e) FIDUCIARY COMPLIANCE. To the Knowledge of the Company and Seller, no "prohibited transaction," as defined in Section 406 of ERISA or
Section 4975 of the Code, has occurred with respect to any employee benefit plan maintained by Seller or any Affiliate. For purposes of this Section 3.13, a prohibited transaction shall exist without regard to any individual exemption. No civil or criminal action brought pursuant to part 5 of Title I of ERISA is pending or threatened in writing or orally against any fiduciary of any Benefit Plan maintained by Seller or any Affiliate. To the Knowledge of the Company and Seller, no fiduciary violations, as defined in Section 404 of ERISA, have occurred with respect to which Buyer or the Company could have any present or future material liability or material obligation. To the Knowledge of the Company and Seller, each Benefit Plan is, and always has been, operated and administered in accordance with the appropriate written Plan documents in all material respects.


     3.14. INSURANCE. All inventories, machinery, equipment, buildings, improvements, and other tangible assets owned or leased by the Equipment Leasing Group are, and between the date hereof and the Closing Date will be, insured against fire and casualty under the policies and in the amounts and types of coverage set forth in SCHEDULE 3.14 attached hereto and such policies are, and between the date hereof and the Closing Date will be, outstanding and duly in force and the premiums thereon fully paid when and as the same are due and payable. SCHEDULE 3.14 attached hereto is a true and correct schedule of all policies of fire, liability, and other forms of insurance, excluding the Benefit Plans listed in SCHEDULE 3.13 attached hereto, pursuant to which the Equipment Leasing Group or any of their assets are insured or with respect to which the Equipment Leasing Group directly or indirectly pays all or part of the premium.

     3.15. PROPRIETARY RIGHTS. The Company or the Seller, as applicable, prior to the Division Transfer, and the Company, following the Division Transfer, owns, possesses, or lawfully uses all patents, patent applications, trademarks, trade applications, service marks, trade names, franchises, permits, copyrights, and similar intangible rights used in the business of the Equipment Leasing Group (collectively, the "Intellectual Property"), each of which is listed in SCHEDULE 3.15 attached hereto. The Intellectual Property designated on SCHEDULE 3.15 is owned exclusively by the Company or the Seller, as applicable, prior to the Division Transfer, and by the Company, following the Division Transfer, it is valid and enforceable, and none infringes (nor has any claim been made that any infringes) the patents, trademarks, service marks, trade names, copyrights or similar intangible rights of others. The Intellectual Property will not be materially adversely affected by the transaction contemplated by this Agreement. Except as set forth on
SCHEDULE 3.15, the Company and the Seller are not obligated or under any liability whatever to make any payments by way of royalties, fees, or otherwise to any owner or licensee of, or other claimant to, any patent, trademark, trade name, copyright, or other intangible asset with respect to the use thereof, in connection with the conduct of the business of the Company or the Division, or otherwise.

     3.16. LABOR DISPUTES. Neither the Company nor the Seller is a party to any contract or other agreement with any labor union affecting employees of the Equipment Leasing Group, and neither the Company or the Seller is experiencing or the subject of or threatened by, any union organization campaign or any strike, slowdown, picketing, work stoppage, or other labor disturbance by any labor union or group of employees, affecting employees of the Equipment Leasing Group.

     3.17. CONTRACTS. Except for the Agreements described in SCHEDULE 3.17 hereto or in another Schedule to this Agreement (the "Material Agreements"), the Company is not party to and upon consummation of the Division Transfer will not be party to (a) any Agreement (as defined below) not made in the ordinary course of business; (b) any Agreement that cannot be terminated within 30 days after giving notice of termination without resulting in any material cost or penalty to the Company; (c) any (i) Agreement with any labor union, (ii) Agreement for the employment of any officer or individual employee, or (iii) profit sharing, bonus, commission, stock option, pension, vacation pay, employee's insurance, retirement plan or Agreement, or other welfare plans or Agreements, (d) any Agreement relating to the borrowing of money or to the mortgaging, pledging or otherwise placing of a lien on its assets, (e) any Agreement under which it is lessee of or holds or operates any material property, real or personal, owned by any other party, (f) any Agreement containing any provision or covenant prohibiting or limiting the ability of the Company, Seller or Buyer to operate the business in the manner currently operated by the Company and Seller, (g) any Agreement with any person or entity regarding the provision of any management or consulting services to the Company, (h) any Agreement providing for cost-sharing or over-head or expense allocation, (i) any Agreement requiring payments by the Company in excess of $25,000, (j) any Agreement governing vendor relationships or providing for the referral of leasing business to the Company, (k) any other Agreement the termination of which would have a material adverse effect on the business or operations of the Company or the Division. The Company has delivered or made available to Buyer prior to the execution of this Agreement, true and complete copies of the Material Agreements, if in writing. The Company has in all material respects performed all the material obligations required to be performed by it to date and is not in default under any such Material Agreements. To the Seller's Knowledge, all Material Agreements are legal, valid and binding and in full force and effect, and no other party thereto is in default thereunder. The Company is not a party to and upon consummation of the Division Transfer will not be party to any Agreements, including agreements not to compete, which could restrict or prohibit Buyer's operations or Buyer's ability to expand its business in any manner. Subject to receipt of any required consents of third parties as set forth in SCHEDULE 3.3 hereto, the consummation of the transactions contemplated hereby will not affect the validity or enforceability of any of the Material Agreements, will not constitute a default or require any consent under any of the Material Agreements and will not give rise to any right to terminate such Material Agreements under any provisions thereof. As used herein, the term "Agreement" shall mean any contract, agreement or understanding, whether or not in writing.

     3.18. OTHER TRANSACTIONS. Except as disclosed on SCHEDULE 3.18 hereto, the Equipment Leasing Group has not, since the Financial Statement Date, except for the Division Transfer, (a) operated its business except in the ordinary course of business, (b) incurred any debts, liabilities or obligations except in the ordinary course, (c) discharged or satisfied any liens or encumbrances, or paid any liens or encumbrances, or paid any debts, liabilities or obligations, except in the ordinary course of business, (d) mortgaged, pledged or subjected to lien or other encumbrance any of its assets, tangible or intangible, except in the ordinary course of business, (e) sold or transferred any of its assets, or canceled any debts or claims, except, in each case, in the ordinary course of business, or (f) suffered any extraordinary losses or waived any rights of substantial value.

     3.19. SUBSIDIARIES. The Company has, and following the Division Transfer will have, no subsidiaries or interests in other entities.

     3.20. BANK ACCOUNTS. SCHEDULE 3.20 hereto lists the names and addresses of every bank and other financial institution in which the Equipment Leasing Group maintains an account (whether checking, savings or otherwise), lock box or safe deposit box, and the account numbers and names of persons having signing authority or other access thereto.

     3.21. NO CHANGES.  Since the Financial Statement Date, there has not been:

                   (a) Any material adverse change in the financial or other condition, assets, liabilities or business of the Equipment Leasing Group, except changes described in SCHEDULE 3.21 hereto;

                   (b) Any damage, destruction or loss (whether or not covered by insurance) or any condemnation by governmental authorities which has or may adversely affect the business, prospects or any property of the Equipment Leasing Group;

                   (c) Any strike, lockout, labor trouble or any event or condition of similar character adversely affecting the business or prospects of the Equipment Leasing Group;

                   (d) Any declaration, setting aside or payment of any dividend or other distribution in respect of any of the Company's shares of stock, or any direct or indirect redemption, purchase or other acquisition of any such shares; or

                   (e) Any increase in the compensation payable or to become payable by the Equipment Leasing Group to any of its officers, employees or agents, except as provided in the Employment Agreements referenced in Section
7.1.4 hereof.

     3.22. COMPENSATION ARRANGEMENTS. The Company and the Seller have delivered to Buyer a correct list showing the names and the employment commencement date of all officers, employees and agents performing services for the Equipment Leasing Group in connection with its business and the rate of hourly, monthly or annual compensation (as the case may be). Buyer has been provided access to records reflecting amounts paid or to be paid to each such person in 1993, 1994, 1995 and 1996, any accrued sick leave or vacation and any bonus or similar arrangement with any of them.

     3.23. COPIES OF ARTICLES AND BYLAWS. Buyer has been provided true and correct copies of the Company's Articles (Certificate) of Incorporation (certified by the Secretary of State of the jurisdiction of incorporation) and Bylaws (certified by the Secretary of the Company), which remain in full force and effect in the form delivered to Buyer.

     3.24. CONDITION OF TANGIBLE ASSETS. Except as set forth in SCHEDULE 3.24, the computer system used in the business of the Equipment Leasing Group, including all hardware and software related thereto, is in good operating condition as necessary for the operation of the business of the Equipment Leasing Group, and the operation and use of such assets of the Equipment Leasing Group conform in all material respects to all applicable laws, ordinances, regulations, permits, licenses and certificates.

     3.25. LEASE PORTFOLIO.

                   (a) Each lease by the Company or the Division, other than the Handy Andy lease retained by Seller in accordance with Section 2.1 hereof, is referred to in this Section 3.25 and elsewhere in this Agreement as a "Contract", and the equipment leased pursuant thereto is referred to as the "Leased Equipment".

                   (b) Set forth on SCHEDULE 3.25(B) hereto is a list of each Contract which, individually or together with all other Contracts to the same or affiliated obligors, under which the outstanding gross receivable balance together with the aggregate amount of any commitment to extend additional leases is in excess of $100,000 the ("Material Contracts") as of August 31, 1996.

                   (c) Attached hereto as SCHEDULE 3.25(C) are the forms of lease agreement used with respect to each Contract. Except as listed on
SCHEDULE 3.25(C), all of the Contracts are governed by these forms of agreement, with only such changes, deletions or additions as do not materially affect the Company's rights, remedies or obligations thereunder, or its ability to realize the intended benefits thereof.

                   (d) UCC-1 financing statements have been filed in the proper filing offices with respect to each Contract in excess of $10,000 which identify "The Equipment Leasing Company" at 16 Green Meadow Drive, Timonium, Maryland 21093 as the lessor, correctly identify the lessee and its address and the equipment leased to such lessee, and are in all other material respects in proper form and substance in accordance with the laws of the jurisdiction in which the Leased Equipment is located.

                   (e) None of the Leased Equipment is subject to documents of title.

                   (f) Each Contract complies in all material respects with all applicable laws and regulations; all actions taken in connection therewith by the Company or Seller, including with respect to the origination and servicing thereof, have been in accordance with all applicable laws and regulations in all material respects; and each Contract is not subject to any valid material defense, counterclaim, set-off or other claim of liability against the Company or the Seller.

                   (g) Each Contract: (1) has been originated in the United States of America and is payable in United States dollars; and (2) has been fully and properly executed by the parties thereto, and is the valid, binding and enforceable obligation of the obligor(s) thereunder, subject only to bankruptcy and similar laws and to equitable principles regarding the enforcement of creditors rights generally.

                   (h) All of the Leased Equipment is located within the United States.

                   (i) Except as set forth on SCHEDULE 3.25(I), none of the Contracts is due from the United States of America or any State or from any agency, department, or instrumentality of the United States of America or any State. All of the Contracts are due from obligors that are corporations, partnerships or other legal entities formed under the laws of a State in the United States, or are due from individual obligors leasing the Leased Equipment for business or commercial purposes and not for personal or household use.

                   (j) No Leased Equipment has been released from the lien granted or ownership rights retained by the lessor under the related Contract in whole or in part.

                   (k) To the knowledge of Seller or the Company, no liens or claims have been filed for work, labor, or materials relating to any Leased Equipment that constitute liens prior to, or equal or coordinate with, the interests of the lessor in the Leased Equipment pursuant to the Contract.

                   (l) Except as set forth on SCHEDULE 3.25(L): (i) to the Knowledge of the Company and the Seller, there is no payment default in excess of 15 days under any

Contract nor any other default, breach, violation, or event which would permit acceleration under the terms of any Contract, no continuing condition that with notice or the lapse of time would constitute such a non-payment default, breach, violation, or event permitting acceleration under the terms of any Contract has arisen, and the lessor has not waived any of the foregoing; (ii) no Contract has been charged off; (iii) no voluntary or involuntary bankruptcy proceeding has been commenced and is continuing by or against any obligor under any Contract;
(iv) and no Leased Equipment with respect to any Contract has been repossessed.

                   (m) Each Contract is a noncancelable "net" transaction under which the obligor must make all scheduled payments, maintain the equipment, insure the equipment against casualty loss and pay all equipment related taxes. The lessor has no continuing obligation under the Contract with respect to (i) servicing, repair or maintenance of the Leased Equipment during the term of the Contract; (ii) the purchasing of parts and accessories for the leased property;
(iii) the loan of replacement or substitute property while the leased property is being serviced; (iv) the purchasing of insurance for the lessee; or (v) the renewal of any license, registration or filing for the property (other than continuation statements required under the Uniform Commercial Code of the applicable jurisdictions).

                   (n) At the inception of each Contract, the lessor under the Contract reasonably expected to realize a return of its full investment in the leased property, plus the estimated cost of its financing the property over the term of the lease, from lease payments, estimated tax benefits, and the estimated residual value of the Leased Equipment at the expiration of the Contract, provided, that not more than fifteen percent (15%) of such return was expected at the inception of the Contract to be realized from the residual value of the Leased Equipment, and provided further that any Contract with respect to which more than ten (10%) of such return was expected at the inception of the Contract to be realized from the residual value of the Leased Equipment includes Addendum A as attached hereto pursuant to Schedule 3.25(c).

                   (o) The residual interest of the Company or the Seller, as applicable, prior to the Division Transfer, and the residual interest of the Company, following the Division Transfer, in the Leased Equipment under each Contract, if any, is recorded on such company's books in an amount that represents an estimate of the projected value of the Leased Equipment at the end of the Contract term, which estimate has been determined in good faith and is reasonable in light of the nature of the leased property and all relevant circumstances.

                   (p) The Company or the Seller, as applicable, prior to the Division Transfer, and the Company, following the Division Transfer, has good title to each Contract free and clear of all liens, encumbrances, security interests, and rights of others.

           It is agreed that Buyer is accepting the "credit risk" inherent in the lease portfolio, "credit risk" being the risk that a lessee is unable to make payment in accordance with the terms of a Contract.

     3.26. HAZARDOUS SUBSTANCES. To the Knowledge of Seller and the Company except as listed on SCHEDULE 3.26: (i) none of the assets of the Company has been used for the manufacture, storage, transportation, deposit, disposal, treatment, handling, production, processing or recycling of toxic, dangerous or hazardous substances nor is there any tank or facility for the storage of hazardous substances located on or in the assets of the Company, except in material compliance with Environmental Laws; (ii) there are no friable asbestos materials on or in the assets of the Company creating, or reasonably likely to create, a hazardous condition; (iii) there is not now nor has there been any activity on or in the assets of the Company which would subject the Company or the Buyer to liens, damages, penalties, injunctive relief or cleanup costs under any federal, state or local law, or under any civil action respecting hazardous substances; (iv) the Company has complied in all material respects with each, and is not in violation in any material respect of any, federal, state or local law, statute, regulation, permit provision or ordinance, relating to the generation, handling, storage, transportation, treatment or disposal of chemicals, substances (the "Environmental Laws"); and (v) the Company has obtained and complied with all necessary permits and other approvals under applicable Environmental Laws. A "hazardous substance" shall mean that term as defined in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601, ET SEQ., as amended, and dangerous, regulated toxic or hazardous substances or similar terms under any other applicable state, federal or local law and any regulations thereunder.

     3.27. RELATIONSHIP WITH VENDORS. None of the Company's vendors or referral sources for the past two fiscal years has given the Company notice terminating, canceling or threatening to terminate or cancel any contract or relationship with the Company, and the Company and Seller are not aware of any material deterioration of any such relationship.

     3.28. TRANSACTIONS WITH AFFILIATES. Neither Seller nor any Subsidiary of Seller, nor any officer or employee thereof or of the Company, (i) owns or has a material interest in any asset used by the Company in the operation of the business of the Company, except for the Division, (ii) has any direct or indirect interest of any nature whatsoever in any person which markets or provides the same type of services as those which the Company provides, except for the Division, or (iii) provides or causes to be provided any assets, services or facilities used or held for use in connection with the business of the Company, except for the Division.

     3.29. VERACITY OF STATEMENTS. No representation or warranty by Seller or the Company contained in this Agreement and no statement contained in any certificate, schedule or other instrument furnished to Buyer pursuant hereto contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made therein not misleading.


                                    ARTICLE 4

                     REPRESENTATIONS AND WARRANTIES OF BUYER

           Buyer hereby represents and warrants to Seller as follows:

     4.1. ORGANIZATION AND POWER. Buyer is a federal savings bank duly organized, validly existing and in good standing under the laws of the United States, and has full corporate power and authority to carry on its business as it is now being conducted and to own and operate the properties and assets now owned and operated by it.

     4.2. POWER AND AUTHORITY. Buyer has full power and authority to execute, deliver and perform this Agreement and the Collateral Documents to which Buyer is a party. The execution, delivery and performance of this Agreement and the Collateral Documents to which Buyer is a party, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Buyer. Each of this Agreement and the Collateral Documents to which Buyer is a party is a valid and binding obligation of Buyer, enforceable in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors generally.

     4.3. CONFLICT WITH AUTHORITY, BYLAWS, ETC. Neither the execution and delivery of this Agreement and the Collateral Documents to which Buyer is a party, nor the consummation of the transactions contemplated hereby and thereby in the manner herein provided will violate, be in conflict with, require any consent under, constitute a default under, cause the acceleration of any payments pursuant to, or otherwise impair the good standing, validity, and effectiveness of any contract, lease, license, permit, authorization, or approval applicable to Buyer; or, subject to requirements of the Office of Thrift Supervision ("OTS") regarding notice of, and opportunity of the OTS to object to, the proposed transaction, violate any provision of law, rule, regulation, order, or permit to which Buyer is subject.

     4.4. ACQUISITION OF SHARES FOR INVESTMENT. The Buyer or its permitted assignees are and will be acquiring ownership of the Shares of the Company for investment for its own account and not with a view to the resale or distribution thereof in violation of any federal or state securities laws. Buyer or such assignees will not offer, sell, transfer, assign, pledge or hypothecate any portion of the Shares in the absence of registration under, or pursuant to an applicable exemption from all applicable federal and state securities laws.

                                    ARTICLE 5

                           ACTIVITIES PRIOR TO CLOSING

     5.1. OPERATION OF BUSINESS. Prior to the Closing Date, the Company shall, and Seller will cause the Company and the Division to, conduct its business only in the ordinary course consistent with prior practice, and in connection therewith, except for the Division Transfer, the Company shall and Seller shall cause the Company and, where applicable, the Division to:

           5.1.1. ORGANIZATIONAL DOCUMENTS. Not amend the Company's Articles (Certificate) of Incorporation or Bylaws, except as may be necessary to carry out this Agreement or as required by law;

           5.1.2. CORPORATE NAME. Not change the Company's corporate name or permit the use thereof by any other person or entity;

           5.1.3. COMPENSATION, BONUSES. Not pay or agree to pay to any employee, officer, or director of the Company, without the consent of Buyer, compensation that is in excess of the current compensation level of such employee, officer, or director, except as provided in the Employment Agreements referenced in Section 7.1.4 hereof;

           5.1.4. MANAGEMENT. Not make any changes in the Company's or the Division's management without the consent of Buyer;

           5.1.5. MERGERS, ETC. Not merge or consolidate the Company or the Division with any other corporation or permit the Company or the Division to be acquired by any corporation, association, partnership, joint venture, or other entity;

           5.1.6. DISPOSITION OF ASSETS. Not sell, transfer, or otherwise dispose of any assets of the Company or the Division without the prior written consent of Buyer, except in the ordinary course of business;

           5.1.7. INDEBTEDNESS. With respect to the Company, not (a) create, incur, assume, or guarantee any indebtedness for borrowed money except in the ordinary course of business consistent with prior practice; (b) create or suffer to exist any lien or encumbrance on any assets, except those in existence on the date hereof; or (c) increase the amount of any indebtedness outstanding under any loan agreement, mortgage, or other borrowing arrangement in existence on the date hereof except in the ordinary course of business consistent with prior practice;

           5.1.8. PAYABLES. Pay when due, in accordance with past practices, all of its accounts payable and trade obligations of the Company and the Division;

           5.1.9. MAINTENANCE OF ASSETS. Maintain the computer systems of the Company and the Division in the operating repair, order, and condition contemplated by Section 3.24 hereof and notify Buyer immediately upon any loss of, damage to, or destruction of any such assets;

           5.1.10. INSURANCE. Maintain in full force and effect insurance coverage of the types and in the amounts set forth in SCHEDULE 3.13 and SCHEDULE
3.14 attached hereto and apply the proceeds received under any insurance policy or as a result of any loss or destruction of or damage to any assets to the repair or replacement of such assets;

           5.1.11. CONTRACTS AND PERMITS. Maintain in full force and effect all Agreements and Permits necessary for or related to the operation of the Company's or the Division's business in all respects and in all places as such business is now conducted and renew or revalidate any Permits which may become void, expired, terminated, canceled or withdrawn between the date hereof and the Closing Date;

           5.1.12. GOODWILL. Use best efforts to preserve the business organization of the Company and the Division intact, keep available the services of their present employees and preserve the good will of their customers and others having business relations with them;

           5.1.13. LITIGATION, ETC. Promptly advise Buyer in writing of the commencement of, and of any known threat to commence any, suit, claim, action, arbitration, legal or administrative proceeding, governmental investigation, or tax audit against the Company or the Division; and

           5.1.14. DIVIDENDS OR OTHER DISTRIBUTIONS. Not declare, set aside or pay any dividend or other distribution in respect of its shares of capital stock of the Company, or redeem, purchase or otherwise acquire any such shares of capital stock.

     5.2. ACCESS TO INFORMATION. Prior to Closing, Seller and the Company will cooperate fully with Buyer and shall provide Buyer and its accountants, counsel, and other representatives, during normal business hours, full access to the books, records, equipment, real estate, contracts, and other assets of the Company and the Division, and full opportunity to discuss the business, affairs, and assets of the Company and the Division with its officers, employees, customers, suppliers and independent accountants, and furnish to Buyer and its representatives copies of such documents, records, and information with respect to the affairs of the Company and the Division as Buyer or its representatives may reasonably request. In addition to the foregoing right of access and information, Buyer may designate on-site observers of the business and operations of the Company and the Division, which observers shall be permitted such access to the Company's and the Division's business and operations as Buyer may reasonably request and shall be fully informed by it concerning all of its assets, operation, and business affairs.

     5.3. BEST EFFORTS. Seller will use its best efforts to cause the conditions listed in Section 7.1 hereof to be satisfied on the Closing Date.

     5.4. NOTICE OF CHANGE. The Company and Seller will promptly notify Buyer of the existence or happening of any fact, event or occurrence prior to the Closing Date and of which the Company or the Seller or any of their employees, officers, directors, stockholders, or other representatives has knowledge which alters the accuracy of completeness of any representation or warranty contained in Article 3 of this Agreement in any material respect.

     5.5. NO DISCUSSIONS. Seller and the Company will not, and will not authorize or permit any of their employees, officers, directors, or other representatives to, enter into, participate in, request, solicit or engage in any discussions, negotiations, understandings, agreements or other communications with any person or entity other than Buyer relating to offers, inquiries, negotiations or proposals with respect to the sale of the assets or any capital stock of the Company or the Division, or any type of business combination transaction involving the Company or the Division. Seller and the Company will promptly notify Buyer of any such offer, inquiry, negotiation or proposal which either Seller or the Company may receive.


                                    ARTICLE 6

                      ACTIVITIES PRIOR TO CLOSING BY BUYER

     6.1. BEST EFFORTS. Buyer will use its best efforts to cause the conditions listed in Section 7.2 hereof to be satisfied on the Closing Date.

     6.2. CONFIDENTIALITY. Except as otherwise required by law, or as may be necessary or appropriate to enforce Buyer's rights hereunder, Buyer shall retain in confidence, and shall cause its advisors to retain in confidence, and not use for any purpose other than to evaluate the equipment leasing business to be acquired by Buyer under this Agreement, all information obtained by it pursuant to investigations made by Buyer or its advisors pursuant to Section 5.2 hereof (the "Confidential Information"). The parties agree that the Confidential Information shall not include information which (i) was or becomes generally available to the public other than as a result of a disclosure by Buyer or its advisors, (ii) was or becomes available to Buyer or its advisors on a non-confidential basis from a source other than Seller or the Company or their representatives, provided that such source is not bound by a confidentiality agreement or (iii) was, or in the future is, developed independently by Buyer or its advisors without reference to the information furnished by Seller or the Company or their representatives. The parties understand and agree that all of the Confidential Information supplied to Buyer or its advisors is provided on the understanding that such Confidential Information remains the property of Seller or the Company, as applicable, and that all copies and originals will be returned to Seller or the Company, as applicable, promptly upon its request after termination of this Agreement pursuant to Article 14 hereof. This Section 6.2 shall terminate upon consummation of the transaction contemplated hereby.


                                    ARTICLE 7

                         CONDITIONS PRECEDENT TO CLOSING

     7.1. CONDITIONS TO OBLIGATION OF BUYER TO CLOSE. The obligation of Buyer to consummate the transaction contemplated under this Agreement on the Closing Date (effective as of the Effective Time) shall be subject to the satisfaction or the waiver by Buyer of the following conditions on or prior to the Closing
Date:

           7.1.1. REPRESENTATIONS AND WARRANTIES; COMPLIANCE WITH AGREEMENT. The representations and warranties of the Company and Seller set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, Seller and the Company shall have performed in all material respects all covenants and agreements to be performed by them under this Agreement on or prior to the Closing Date, and Seller and the Company shall have delivered to the Buyer a certificate to such effect, dated the Closing Date, which certificate shall be in form and substance satisfactory to Buyer and its counsel;


           7.1.2.  DIVISION TRANSFER; CLOSING BALANCE SHEET.

                   (a) The Division Transfer shall have been consummated in accordance with Article 2 hereof;

                   (b) Buyer shall have received a balance sheet for the Company prepared by Seller as of the Cut-Off Date (the "Closing Balance Sheet"), reasonably satisfactory to Buyer, prepared in accordance with GAAP, utilizing the GAAP principles followed in preparing the Financial Statements and Interim Financial Statements, reflecting the Division Transfer, all charge-off experience through the Cut-Off Date, lease loss reserves of not less than $850,000, estimated earnings, estimated new leases and lease payments, accruals of all salaries, bonuses (including special bonuses as provided in the Employment Agreements referenced in Section 7.1.4 hereof), sales commissions, taxes under Separate Returns (as defined in Section 13.5 hereof) and other charges and expenses through the Cut-Off Date; and

                   (c) Tangible net worth of the Company as of the Cut-Off Date, as reflected in the Closing Balance Sheet, shall be not less than $3.5 million.

           7.1.3. SCHEDULE OF LEASES. Buyer shall have received a schedule reasonably satisfactory to Buyer setting forth a complete and correct list of all outstanding Contracts as of the Cut-Off Date, and, with respect to each Contract, (i) the name of the obligor(s) with respect to the Contract, (ii) the original and outstanding gross receivable balance and amount of finance charge under the Contract, (iii) the amount of each monthly payment under the Contract, (iv) the original term and commencement date of the Contract, and (v) the projected residual value of the Leased Equipment.

           7.1.4. EMPLOYMENT CONTRACTS. Dennis M. Horner and Scott A. Wheeler shall each have entered into three-year employment contracts with the Company in form and substance satisfactory to Buyer, including provisions allowing for termination by the Company for cause.

           7.1.5. OPINION OF COUNSEL FOR THE COMPANY. Drinker, Biddle & Reath, counsel for the Seller and the Company, shall have delivered to Buyer their opinion, dated the Closing Date and in form and substance reasonably satisfactory to Buyer and its counsel.

           7.1.6. LITIGATION AFFECTING CLOSING. On the Closing Date, no proceeding shall be pending or threatened before any court or governmental agency in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding shall be pending or threatened.

           7.1.7. REQUIRED CONSENTS. The parties (other than the Company) to any other contract, commitment or agreement to which the Company or Seller is a party, any governmental agency or body or any other person, firm or corporation which owns or has authority to grant any franchise, license, permit, easement, right or other authorization necessary for the business or operations of the Company or Seller, and any governmental body or regulatory agency having jurisdiction over Buyer, Seller or the Company, to the extent that their consent or approval is required under the pertinent debt, lease, contract, commitment or agreement or other document or instrument or under applicable laws, rules or regulations for the consummation of the transaction contemplated hereby in the manner herein provided, shall have granted such consent or approval.


           7.1.8. NO MATERIAL DAMAGE TO BUSINESS. The assets, properties and business of the Company shall not have been and shall not be threatened to be materially adversely affected in any way as a result of fire, explosion, earthquake, disaster, accident, labor dispute, any action by any governmental authority, flood, drought, embargo, riot, civil disturbance, uprising, activity of armed forces or act of God.

           7.1.9. APPROVAL OF BUYER; CORPORATE MATTERS. All actions, proceedings, resolutions, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall have been approved by Buyer, in the exercise of its reasonable judgment, and Buyer or its counsel shall have been furnished with certified copies, satisfactory in form and substance to Buyer in the exercise of its reasonable judgment, of all such corporate records of the Company and the Seller, and of the proceedings of such persons authorizing the execution, delivery and performance of this Agreement as Buyer shall reasonably require.

           7.1.10. RESIGNATIONS. Buyer shall have received the resignations of the officers and directors of the Company as required in accordance with Section
1.4 hereof.

           7.1.11. OTS APPROVAL. The period of time for objection by the OTS to the proposed transaction under applicable regulations of the OTS shall have expired and the OTS shall not have objected to the proposed transactions, or the OTS shall have approved the proposed transactions, without the imposition of any material conditions.

     7.2. CONDITIONS TO OBLIGATION OF SELLER TO CLOSE. The obligation of Seller to consummate the transfer of the Shares on the Closing Date (effective as of the Effective Time) shall be subject to the satisfaction of the following conditions on or prior to the Closing Date:

           7.2.1. REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, Buyer shall have performed in all material respects all covenants and agreements to be performed by it under this Agreement on or prior to the Closing Date, and Buyer shall have delivered to Seller a certificate to such effect, dated the Closing Date, which certificate shall be in form and substance satisfactory to Seller and its counsel.

           7.2.2. REQUIRED CONSENTS. The parties (other than the Company) to any other contract, commitment or agreement to which the Company or Seller is a party, any governmental agency or body or any other person, firm or corporation which owns or has authority to grant any franchise, license, permit, easement, right or other authorization necessary for the business or operations of the Company or Seller, and any governmental body or regulatory agency having jurisdiction over Buyer, Seller or the Company, to the extent that their consent or approval is required under the pertinent debt, lease, contract, commitment or agreement or other document or instrument or under applicable laws, rules or regulations for the consummation of the transaction contemplated hereby in the manner herein provided, shall have granted such consent or approval.

           7.2.3. OPINION OF COUNSEL OF BUYER. Pepper, Hamilton & Scheetz, counsel for Buyer, shall have delivered to Seller their opinion, dated the Closing Date and in form and substance reasonably satisfactory to Seller and its counsel.

           7.2.4.  LITIGATION AFFECTING CLOSING.  On the
Closing Date, no proceeding shall be pending or threatened before any court or governmental agency in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transaction contemplated hereby, and no investigation that might eventuate in any such suit, action or proceeding shall be pending or threatened.

           7.2.5. APPROVAL OF SELLER; CORPORATE MATTERS. All actions, proceedings, resolutions, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall have been approved on the Closing Date by Seller, in the exercise of their reasonable judgment, and Seller shall have been furnished with certified copies, satisfactory in form and substance to Seller in the exercise of their reasonable judgment, of all such records of Buyer and the Company and of the proceedings of Buyer and the Company authorizing their execution, delivery and performance of this Agreement as Seller shall reasonably require.


                                    ARTICLE 8

                                 INDEMNIFICATION

     8.1. BY SELLER. To the extent and in the manner herein provided, Seller shall indemnify and hold harmless Buyer from and against any and all damages, losses, obligations, deficiencies, liabilities, claims, encumbrances, penalties, costs, and expenses, including reasonable attorneys' fees (collectively, "Losses"), which Buyer or the Company may suffer or incur, resulting from, related to, or arising out of (i) any breach of any representation or warranty of the Company or Seller herein or in any certificate or document furnished to Buyer hereunder, (ii) any breach or nonfulfillment of any covenant or agreement of the Company or Seller in this Agreement; (iii) any claims for the payment of taxes under Consolidated Returns which are payable for or in respect of tax periods which ended prior to or which include the Cut-Off Date but only for the portion of such tax period ending on the Closing Date; (iv) any claims for the payment of taxes under Separate Returns (as defined in Section 13.5 hereof) which are payable for or in respect of tax periods which ended prior to January 1, 1996, (v) any liabilities or obligations of the Seller not expressly assumed by the Company pursuant to Article 2 hereof; (vi) any claims by third parties based upon acts, omissions, facts, events or circumstances of the Company or Seller occurring or in existence prior to the Closing Date; and (vii) any and all actions, suits, investigations, proceedings, demands, assessments, audits, or claims made or asserted by third parties ("Third Party Proceedings") arising out of any of the foregoing.

     8.2. BY BUYER. From and after the Closing Date, Buyer agrees to indemnify and hold harmless Seller from and against any and all Losses which Seller may suffer or incur, resulting from, related to, or arising out of (i) any breach of any representation or warranty of Buyer herein or in any certificate or document furnished to Seller hereunder, (ii) any breach or nonfulfillment of any covenant or agreement of Buyer in this Agreement, (iii) non-payment or non-performance of any of the Assumed Liabilities, or any other liabilities of the Company due after the Closing Date and not subject to indemnification by Seller pursuant to Section 8.1 hereof, and (iv) any and all Third Party Proceedings arising out of any of the foregoing.

     8.3. LIMITATIONS. With respect to clauses (i) and (vi) of Section 8.1 hereof (including any indemnification obligation under clause (vii) of Section
8.1 with respect thereto), and with respect to clause (i) of Section 8.2 hereof (including any indemnification obligation under clause (iv) of Section 8.2 with respect thereto):

           (a) Neither Buyer nor Seller shall be entitled to indemnification hereunder with respect to any Losses unless the aggregate amount of all Losses incurred by the party seeking indemnification exceeds Seventy-Five Thousand Dollars ($75,000) (the "Threshold Amount"), whereupon Buyer or Seller, as applicable, shall be entitled to indemnification, to the extent provided in Sections 8.1 and 8.2 hereof, for all Losses, including amounts under the Threshold; provided, however, that an indemnifying party shall have a duty to defend, as provided in Section 8.4 hereof, with respect to any Proceeding which, if adversely decided, would result in a Loss subject to indemnification in excess of the Threshold Amount.

           (b) Notwithstanding any other provision of this Article 8, neither Seller nor Buyer shall have any indemnification obligation hereunder in excess of Five Million Dollars ($5,000,000) (the "Cap"); provided, however, that the Cap shall not apply with respect to liability of an indemnifying party with respect to fraud, knowing misrepresentation or wilful misconduct by such party.

     8.4. PROCEDURES. Promptly after acquiring knowledge of any Loss or Proceeding against which Seller has indemnified Buyer or against which Buyer has indemnified Seller, or as to which either Buyer or Seller may be liable, the Seller or Buyer (herein, a "Party"), as the case may be, shall give to the other Party written notice thereof. The indemnifying Party shall at its own expense, promptly defend, contest or otherwise protect against any Proceeding against which it has indemnified an indemnified Party, and each indemnifying Party shall receive from the other Party all necessary and reasonable cooperation in said defense including, but not limited to, the services of employees of the other Party who are familiar with the transactions out of which any such Proceeding may have arisen. The indemnifying Party shall have the right to control the defense of any Proceeding unless it is relieved of its liability hereunder with respect to such defense by the indemnified Party. The indemnifying Party shall have the right, at its option, and, unless so relieved, to compromise or defend, at its own expense by its own counsel, any such Proceeding involving the asserted liability to a third party of the indemnified Party, provided, that the indemnifying party may not without the consent of the indemnified party agree to any settlement requiring payments in excess of amounts indemnified by the indemnifying party. In the event that the indemnifying Party shall undertake to compromise or defend any such asserted liability, it shall promptly notify the indemnified Party of its intention to do so. In the event that an indemnifying Party, after written notice from an indemnified Party, fails to take timely action to defend the same, the indemnified Party shall have the right to defend the same by counsel of its own choosing, but at the cost and expense of the indemnifying Party to the extent provided in this Article 8.


                                    ARTICLE 9

                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

           All representations and warranties made by Seller and Buyer in this Agreement or pursuant hereto shall survive the Closing hereunder until May 15, 1998, notwithstanding any investigation made by or on behalf of Seller or Buyer prior to or after the Closing Date.


                                   ARTICLE 10

                                   THE CLOSING

     10.1. TIME AND PLACE OF CLOSING; EFFECTIVE TIME. The closing (the "Closing") of the transactions contemplated hereby shall be held on October 8, 1996 at 9:00 a.m., at the offices of Pepper, Hamilton & Scheetz, counsel to the Buyer, 3000 Two Logan Square, 18th and Arch Streets, Philadelphia, PA 19103, or at such other time and at such other place, as shall be mutually agreeable to the Buyer and the Seller (the "Closing Date"). Upon completion of the Closing, Buyer and Seller agree that the purchase and sale of the Shares hereunder shall be effective as of the Effective Time specified in Section 1.1 hereof.

     10.2. CONDUCT OF CLOSING.

           10.2.1. DELIVERIES BY BUYER. Subject to the fulfillment of all of the conditions set forth in Section 7.1 and the delivery of all certificates and opinions required thereby, except such conditions as may be waived by Buyer in writing, on the Closing Date Buyer shall deliver to Seller:

                   (a)  the Purchase Price as provided in Section 1.2 hereof;

                   (b)  the certificate required by Section 7.2.1 hereof; and

                   (c) a certificate dated the Closing Date and signed on behalf of Buyer by its Secretary (i) attaching resolutions by the Board of Directors of Buyer authorizing the actions taken and authorizing the officers of Buyer to execute all documents and instruments to be executed and delivered in connection with this Agreement; and (ii) certifying as to incumbency and true and correct signatures of the officers of Buyer executing this Agreement and the documents executed and delivered by Buyer pursuant to or in connection with this Agreement.

           10.2.2. DELIVERIES BY SELLER. Subject to the fulfillment of all of the conditions set forth in Section 7.2 and the delivery of all certificates and opinions required thereby, except such conditions, certificates, and opinions as may be waived by Seller in writing, Seller shall deliver to Buyer:

                   (a) the stock certificates evidencing Seller's ownership of the Shares, together with stock powers duly executed in blank, and all other good and sufficient instruments of transfer and conveyance as may be necessary in Buyer's opinion to vest in Buyer good, absolute, and marketable title to the Shares;

                   (b)  the certificate required by Section 7.1.1 hereof;

                   (c) a certificate dated the Closing Date and signed on behalf of the Company by its Secretary (i) attaching (A) resolutions by the Board of Directors of the Company authorizing the actions taken and authorizing the officers of the Company to execute all documents and instruments to be executed and delivered by the Company in connection with this Agreement and (B) certificates of good standing certified by the Secretaries of State or other appropriate officials of those states in which the Company does business; and
(ii) certifying as to incumbency and true and correct signatures of the officers of the Company executing this Agreement and the documents executed and delivered by the Company pursuant to or in connection with this Agreement.

                   (d) a certificate dated the Closing Date and signed on behalf of the Seller by its Secretary (i) attaching the resolutions by the Board of Directors and the stockholders of the Seller authorizing the actions taken and authorizing the officers of the Seller to execute all documents and instruments to be executed and delivered by the Seller in connection with this Agreement; and (ii) certifying as to incumbency and true and correct signatures of the officers of the Seller executing this Agreement and the documents executed and delivered pursuant to or in connection with this Agreement.


                                   ARTICLE 11

                    ADDITIONAL COVENANTS OF SELLER AND BUYER

     11.1. EMPLOYEES. From and after the Closing Date, the employees of the Company shall continue as at-will employees of the Company, provided, that nothing herein shall be construed as any commitment or obligation for the continued employment of any employee, and no employee shall be a third-party beneficiary of or otherwise have any rights under this Agreement.

     11.2. BENEFIT PLANS.

           11.2.1. MAINTENANCE OF PLANS PENDING CLOSING. Between the date hereof and the Closing Date, the Company shall maintain in full force and effect the Benefit Plans as they pertain to the Company's employees or former employees and, in connection therewith:

                   (a) PLAN CHANGES. Except as may be required by law or as may be necessary to continue the qualified status under Section 401 of the Code, and except for amendments to the 40l(k) plan applicable to the employees of the Equipment Leasing Group to provide for full vesting of all such employees, the Company shall not adopt, terminate, amend, extend, or otherwise change any Benefit Plan without the prior written consent of Buyer, and the Company shall give Buyer prior written notice of the Company's intention to take any such action required by law or necessary to continue the qualified status of any Benefit Plans as they pertain to the Company's employees or its former employees; and

                   (b) CONTRIBUTIONS AND PAYMENTS. The Company shall not make, cause to be made, or agree to make any contribution, award, or payment under any Benefit Plans as they pertain to the Company's employees or former employees, except at the time and to the extent required by the written terms thereof, without the prior written consent of Buyer.

           11.2.2. 401(K) PLAN. Seller's 401(k) plan shall provide that each employee of the Company shall have a fully nonforfeitable interest in his or her account under the 401(k) plan irrespective of whether that participant was otherwise fully vested at the time of closing. Seller shall contribute to its 401(k) plan on behalf of such participants all contributions due for the portion of the year during which employees of the Company were active participants in Seller's 401(k) plan irrespective of whether such participants would have been ineligible for such contributions by reason of their termination of employment with the Seller prior to the close of Seller's 401(k) plan year.

     11.3. COOPERATION. Buyer and Seller will cooperate upon and after the Closing Date in effecting the orderly transfer of the operations of the Company to Buyer. In addition, after the Closing Date, at the request of either Party and at the requesting Party's expense, but without additional consideration, the other Party shall execute and deliver from time to time such further instruments of assignment, conveyance and transfer, shall cooperate in the conduct of litigation and the processing and collection of insurance claims, and shall take such other actions as may reasonably be required to convey and deliver more effectively to Buyer the Shares or to confirm and perfect the Buyer's title to the Shares, and otherwise to accomplish the orderly transfer of ownership of the Company to Buyer and the business assets and operations of the Company as contemplated by this Agreement. Buyer and Company shall cooperate with Seller, and provide Seller with such information about the Company as Seller may reasonably request, in connection with the preparation of Seller's financial statements and tax returns for periods ending December 31, 2000 and in connection with any audit of Seller's tax returns for any period.

     11.4. NON-COMPETITION. For a period of three (3) years following the Closing, Seller agrees that it will not, directly or indirectly, engage in the equipment leasing business east of the Mississippi River or otherwise compete with the equipment leasing business of the Company as it is conducted as of the Closing Date in such territory.

     11.5. REFINANCING OF INTERCOMPANY INDEBTEDNESS.

                   (a) At the time of the Closing, the Seller shall provide to Buyer a statement of (i) the outstanding principal balance of the indebtedness of the Company to the Seller at September 30, 1996 described in Section 2.2(b),
(ii) an amount representing interest accrued on the sum of the amounts specified in clause (i) from the Cut-Off Date through the Closing Date at an annual rate of 7%, and (iii) the outstanding principal balance of the indebtedness of the Company to the Seller on the Closing Date, all as certified by a Vice President of Seller. At the time of Closing, Buyer will advance funds to the Company sufficient to, and will cause the Company to, repay in full the then outstanding principal balance of such indebtedness plus the amounts specified in clauses
(ii) above, as set forth in such statement.

                   (b) At the time of Closing, Seller shall also provide Buyer with a statement showing for each day after the Cut-Off Date and ending on the Closing Date, the principal amount of the Company's indebtedness to Seller. If on any such date, such indebtedness exceeds the amount outstanding at the Cut-Off Date, Buyer shall pay Seller an amount representing one day's interest on such overage calculated at an annual rate of 7%; if on any such date, such indebtedness is less than the amount outstanding at the Cut-Off Date, Seller shall pay Buyer an amount representing one day's interest on such underage calculated at an annual rate of 7%.

     11.6. POST-CLOSING AUDIT, ADJUSTMENTS.

           (a) Within sixty (60) days after the Closing Date, the balance sheet of the Company as of the Cut-Off Date, utilizing generally accepted accounting principles and reflecting the charges and accruals specified in
Section 7.1.2 hereof, shall be audited by Coopers & Lybrand LLP. The cost of such audit shall be shared equally between Buyer and Seller. In the event that either party is not satisfied with the results of the audit by Coopers & Lybrand LLP, such party may, upon notice to the other party given within ten (10) days after receipt of the balance sheet audited by Coopers & Lybrand LLP, have such balance sheet audited by another "Big 6" accounting firm of national reputation, such audit to be completed within forty-five (45) days after such notice and the costs of such audit to be borne by the party requesting it. If within such forty-five (45) day period Coopers & Lybrand LLP and such other accounting firm cannot reach agreement regarding the audited balance sheet as of the Cut-Off Date, then the net worth of the Company and the amount of indebtedness of the Company to the Seller shall, for purposes of Sections 11.6(b) and (c) below, be the average of such figures as audited by Coopers & Lybrand LLP and such other accounting firm.

           (b) In the event that the audited net worth of the Company as of the Cut-Off Date, determined as provided in paragraph (a) above, shall be less than $3.5 million, the Seller shall promptly upon demand by Buyer pay to Buyer an amount equal to the amount of such short-fall, and in the event that the audited net worth of the Company as of the Cut-Off Date is in excess of $3.5 million, Buyer shall promptly upon demand by Seller pay to Seller an amount equal to the amount of such excess, in either case together with interest as provided in
Section 11.6(d) below.

           (c) In the event that the balance of the Company's indebtedness to the Seller as of the Cut-Off Date is determined in accordance with paragraph (a) above to have been different than the amount set forth in the statement delivered pursuant to Section 11.4 hereof, then the Seller shall pay to the Company, or the Buyer shall cause the Company to pay to the Seller, as applicable, the amount of such difference together with interest as provided in
Section 11.6(d) hereof.

           (d) Amounts due pursuant to the foregoing Sections 11.6(b) or (c) shall include interest thereon from the Closing Date to the date of payment, at a rate of six percent (6%) per annum in the case of amounts due pursuant to paragraph (b) above and at rate of seven percent (7%) per annum in the case of amounts due pursuant to paragraph (c) above.


                                   ARTICLE 12

                               BROKERAGE; EXPENSES

           Neither of Buyer or Seller, nor, where applicable, any of their respective shareholders, officers, directors, or employees, has employed or will employ any broker, agent, finder, or consultant or has incurred or will incur any liability for any brokerage fees, commissions, finders' fees, or other fees, in connection with the negotiation or consummation of the transactions contemplated by this Agreement.

           Except as otherwise expressly provided in this Agreement, Buyer, on the one hand, and Seller on the other, each agree to bear all the respective expenses of any character incurred by such party including all attorneys' fees and expenses, in connection with this Agreement or the transactions contemplated hereby. For purposes hereof, any such expenses borne by the Company in connection with the transaction contemplated herein shall be borne by Seller or reimbursed by Seller at Closing.

                                   ARTICLE 13

                                      TAXES

     13.1. COMPANY'S TAX LIABILITIES.

           13.1.1. SEPARATE RETURNS. The Company shall file all federal and state Separate Returns for all periods ending after the Cut-Off Date, and pay all tax liabilities due with respect thereto. If required such return information shall be included with the consolidated return group of the Buyer.

           13.1.2. CONSOLIDATED RETURNS. The Seller shall be responsible for the preparation of the federal tax return of the Company for the short taxable period ending on the Cut-Off Date under consolidated returns of the Seller Group in a manner consistent with prior tax returns and shall include the taxable income or loss reflected in such return in the Consolidated Return. The Seller shall pay all taxes for such period.

           13.1.3. LIABILITY FOR TAXABLE YEARS PRIOR TO TAXABLE YEAR INCLUDING CLOSING DATE. The Seller shall pay all taxes under Separate Returns for any period ending before January 1, 1996. The Seller shall pay all Seller Group federal income taxes, and shall pay all state and local taxes of the Seller Group excluding the Company (except for personal property taxes) for any period ending before or including the Cut-Off Date. For any period ending before or including the Cut-Off Date, Company shall have no, and Seller shall hold Company harmless for and indemnify Company against all, tax liabilities attributable to Company and any joint and several liability, for any consolidated tax liability of Seller Group. Seller will cooperate with Company in causing the District Director to exercise its authority to eliminate Company's several liability for any such consolidated tax.

     13.2. TAX RETURNS AND PAYMENTS

           13.2.1. REVIEW OF CONSOLIDATED FEDERAL RETURNS FOR TAXABLE YEAR INCLUDING CLOSING PERIOD. At least fifteen (15) days prior to Seller filing any consolidated return for its taxable year including the Current Period, Seller shall submit that portion of its consolidated return pertaining to the Company for review. The Company shall notify Seller of any disagreement regarding items which would affect the tax liability or position of Company for periods ending after the Closing Date within seven (7) days after receiving such return from Seller. Should the Company disagree, the Company and Seller shall consult in good faith to attempt to resolve such disagreement. If the Company and Seller cannot reach a resolution by the extended due date of the return, Seller shall file its consolidated return as it deems appropriate.

           13.2.2. AMENDED RETURNS. If Seller determines to file any amended consolidated return and such return would affect the tax liability or position of the Company for periods ending after the Closing Date, Seller shall submit such return to the Company at least thirty (30) days before the filing of such amended return. The Company shall provide comments on such return to Seller, if any, including notice of disagreement, within fifteen (15) days after receiving such return from Seller. Should the Company disagree, the Company and Seller shall consult in good faith to attempt to resolve such disagreement. If the Company and Seller cannot reach a resolution in a reasonably timely fashion, then Seller shall file amended returns as it deems appropriate.

           13.2.3. EXTENSION OF STATUTE OF LIMITATIONS. If Seller determines to extend the statute of limitations for a consolidated return, Seller shall give notice to the Company within thirty (30) days after entering into such agreement.

           13.2.4. CONSISTENCY. In preparing any return for its taxable year including the Current Period, Seller shall not change, revoke, or otherwise affect any previously filed elections, consents or other similar documents, or any accounting method, which could affect the position of the Company with respect thereto after the Closing Date, and which has been in effect with respect to taxable years prior to the Current Period, without the prior written consent of the Company, which consent shall not be unreasonably withheld.


     13.3. ADMINISTRATION.

           13.3.1. COOPERATION. The parties agree to provide each other with such cooperation and information as may be reasonably requested in connection with (i) the preparation or filing of any tax return, report, amended return or claim for refund with respect to taxes; (ii) the conduct of any audit; or (iii) making any other computation or determination required hereunder.

           13.3.2. RETENTION OF BOOKS AND RECORDS. Until the expiration of the statute of limitations for all years in which the Company was included in the Seller Group, Seller and the Company shall retain all Books and Records. All computer data for such years will be maintained by Buyer and be retrievable for Seller if needed.

     13.4. TAX CONTESTS.

           13.4.1. NOTICE. Seller shall promptly provide notice to the Company in writing (but not later than ten (10) days after its receipt or fifteen (15) days after the date of mailing from the relevant taxing authority designated thereon, whichever comes first) of any notice of any pending or threatened tax contest or other action involving a consolidated return of Seller for a period during which the Company was a member of Seller Group. Seller shall furnish the Company with copies of all correspondence received from any taxing authority in connection with any such contest or action.

           13.4.2. SETTLEMENT. Seller shall not settle any tax contest or action which would affect the tax liability or position of the Company for periods ending after the Closing Date without the Company's consent, which consent shall not be withheld unreasonably.

     13.5. DEFINITIONS. For purposes of this Article 13, the following terms shall have the meanings set forth below:

           13.5.1. BOOKS AND RECORDS shall mean the books and records of Seller or the Company, as applicable, in any way related to tax matters concerning their businesses.

           13.5.2. CURRENT PERIOD shall mean the period beginning January 1, 1996 and ending on and including the Closing Date.

           13.5.3. SELLER GROUP shall mean a group of corporations included in the federal, state or local (as applicable) consolidated income tax returns in which the income of the Company is reported for a taxable period.

           13.5.4. SEPARATE RETURNS shall mean those returns which are required or allowed by applicable law to be, or are, prepared and filed by the Company on a separate company basis such that its income is not consolidated with the income of any other member of the Seller Group on such returns.

     13.6. AMT CREDITS. A separate return limitation year ("SRLY") alternative minimum tax credit will pass with the sale of the Company to Buyer (the "Inherited AMT Credit"). Such credit is estimated to approximate $425,000 as of December 31, 1995. Calculation of the exact credit will be given to Buyer by Seller within thirty (30) days of the filing of the stub period tax return of Seller. To the extent the Company or any member of Buyer's consolidated group uses such credit in any tax year ending on or before December 31, 2006, which use shall be in Buyer's sole discretion, Buyer shall reimburse Seller for seventy-five percent (75%) of the amount of Buyer's consolidated group's actual tax savings computed by comparing the difference between Buyer's consolidated tax liability with and without the credit. Within forty-five (45) days after the filing by the Buyer's consolidated group of a federal consolidated income tax return that includes the Company, Buyer shall furnish to Seller a detailed computation showing the calculation of the amount due, if any, for such taxable year under this Section 13.6 and shall make payment of such amount. Within forty-five (45) days after December 31, 2001, Buyer may terminate its obligations under this Section 13.6 by paying to Seller an amount equal to fifty percent (50%) of the unused balance of such Inherited AMT Credit.

     13.7. TRANSFER TAXES. Seller and Buyer shall share equally in the costs of any applicable sales, documentary, use, filing, transfer and other taxes payable as a result of the transfer of the Shares.

                                   ARTICLE 14

                                   TERMINATION

           14.1. EVENTS OF TERMINATION. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated by written notice of termination at any time before the Closing Date only as follows:

                   (a)  By mutual consent of Seller and the Buyer;

                   (b) By Seller or Buyer if the other shall have (a) misstated any representation or been in breach of any warranty contained herein or (b) been in breach of any covenant, undertaking or restriction contained herein and such misstatement or breach has not been cured by the earlier of (i) thirty (30) days after the giving of notice to such party of such misstatement or breach or
(ii) the Closing Date, and in any event such other party shall not be in breach of such other party's obligations hereunder;

                   (c) By either party provided that such party is not in material default hereunder, if the Closing does not occur on or before October 31, 1996.

           14.2. CONSEQUENCES OF TERMINATION. In the event of the termination and abandonment hereof pursuant to the provisions of Section 14.1 hereof, this Agreement shall become void and have no effect, without any liability on the part of any of the parties or their directors or officers or stockholders in respect of this Agreement except for the provisions of Section 6.2 hereof.


                                   ARTICLE 15

                                  MISCELLANEOUS

     15.1. ENTIRE AGREEMENT; AMENDMENTS. This Agreement constitutes the entire understanding among the parties hereto with respect to the subject matter contained herein and supersedes any prior understandings and agreements among them respecting such subject matter. This Agreement may be amended, supplemented, and terminated only by a written instrument duly executed by the Company, the Buyer and the Seller.

     15.2. HEADINGS. The headings in this Agreement are for convenience of reference only and shall not affect its interpretation.

     15.3. GENDER; NUMBER. Words of gender may be read as masculine, feminine, or neuter, as required by context. Words of number may be read as singular or plural, as required by context.

     15.4. EXHIBITS AND SCHEDULES.  Each Exhibit and
Schedule referred to herein is incorporated into this Agreement by such reference.

     15.5. SEVERABILITY. If any provision of this Agreement is held illegal, invalid, or unenforceable, such illegality, invalidity, or unenforceability will not affect any other provision hereof. This Agreement shall, in such circumstances, be deemed modified to the extent necessary to render enforceable the provisions hereof.

     15.6. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given to the person if delivered personally or upon sending a copy thereof by first class or express mail, postage prepaid, or by telegram (with messenger service specified), or reputable courier services, charges prepaid, or by telecopier, to such party's address (or to such party's telecopier or telephone number).

     If to Buyer, to:

            Progress Bank
            4 Sentry Parkway
            Suite 200
            P.O. Box 3036
            Blue Bell, PA  19422-0764
            Attention:  Frederick E. Schea,
                          Chief Financial Officer
            Telecopy No.:  (610) 825-4460

     With a copy to:

            Pepper, Hamilton & Scheetz
            3000 Two Logan Square
            Philadelphia, PA 19103
            Attention:  L. Garrett Dutton, Jr., Esq.
            Telecopy No.:  (215) 981-4750

     If to Seller to:

            American Manufacturing Co., Inc.
            181 S. Gulph Road
            King of Prussia, PA  19406
            Attention:  Charles M. Slinghoff, Jr.,
                          Vice President
            Telecopy No.:  (610) 337-5611

     With a copy to:

            Drinker, Biddle & Reath
            1000 Westlakes Drive, Suite 300
            Berwyn, PA  19312
            Attention: Robert H. Strouse, Esq.
            Telecopy No.: (610) 993-8585

Notice of any change in any such address shall also be given in the manner set forth above. Whenever the giving of notice is required, the giving of such notice may be waived by the party hereto entitled to receive such notice.

     15.7. WAIVER. The failure of any party hereto to insist upon strict performance of any of the terms or conditions of this Agreement will not constitute a waiver of any of its rights hereunder.

     15.8. ASSIGNMENT. No party hereto may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other parties hereto; provided, however, that Buyer may assign its rights under this Agreement to any subsidiary or affiliate of Buyer, provided that such assignment shall not relieve Buyer of its liabilities and obligations hereunder.

     15.9. SUCCESSORS AND ASSIGNS. This Agreement binds, inures to the benefit of, and is enforceable by the successors and permitted assigns of the parties hereto, and does not confer any rights on any other persons or entities.

     15.10. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the law of the Commonwealth of Pennsylvania.

     15.11. NO BENEFIT TO OTHERS. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their successors and assigns, and they shall not be construed as conferring and are not intended to confer any rights on any other persons.

     15.12. COUNTERPARTS. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. The execution of this Agreement by any party hereto will not become effective until counterparts hereof have been executed by all the parties hereto. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

           IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.


ATTEST                             PROGRESS BANK



By: /S/ Steven D. Hobman           By:/s/ Frederick E. Schea
   ------------------------------     ----------------------------------------
   Name:  Steven D. Hobman            Name:  Frederick E. Schea
   Title:   Senior Vice President     Title:   Senior Vice President and
                                                Chief Financial Officer




                             [EXECUTIONS CONTINUED]

ATTEST                             AMERICAN MANUFACTURING CO., INC.



By:/s/ Paul F. Brennan             By:/s/ John F. Yaglenski, Jr.
   ------------------------------     ----------------------------------------
   Name:  Paul F. Brennan             Name:  John F. Yaglenski, Jr.
   Title: Asst. Secretary             Title: Vice President




ATTEST                          THE EQUIPMENT LEASING COMPANY


By:/s/ John E. Lynch               By:/s/ John F. Yaglenski, Jr.
   ------------------------------     ----------------------------------------
   Name:  John E. Lynch               Name:  John F. Yaglenski, Jr.
   Title: Treasurer                   Title: Vice President

                   AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT


     THIS AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT (this "Amendment") is made as of this 8th day of October, 1996, by and among PROGRESS BANK, a federal savings bank ("Buyer"), THE EQUIPMENT LEASING COMPANY, a Maryland corporation (the "Company") and AMERICAN MANUFACTURING COMPANY, INC., a Pennsylvania corporation ("Seller").

                                   WITNESSETH:

     WHEREAS, the parties hereto are parties to a certain Stock Purchase Agreement dated September 30, 1996 (the "Agreement"); and

     WHEREAS, the parties hereto wish to amend certain provisions of the Agreement.

     NOW THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

     1. SECTION 3.10(A) of the Agreement is hereby amended and restated to read in its entirety as follows:

     "     (a)     For any period ending on the date of or before the Cut-Off
     Date, the Company has, and Seller, with respect to the Division, has duly and timely filed or will file all federal, state, and local tax returns, declarations, and reports, estimates, information returns and statements (collectively, "Returns") required to be filed or sent by it or on its behalf and all such Returns are or will be true, correct and complete in all material respects. True, correct and complete copies of such Returns for the Company have been delivered or made available to Buyer prior to the date hereof. Seller and the Company have paid or accrued all taxes, levies, imposts, deductions, charges, or withholdings imposed by any governmental unit, federal, state or local with respect to the Equipment Leasing Group ("Taxes") and any penalties entered with respect thereto due and payable for any period ending on or before the Cut-Off Date."

     2. SECTION 3.10(H) of the Agreement is hereby amended and restated to read in its entirety as follows:

     "     (h)     The Company has not agreed to make, nor is it required to
     make, any adjustment under Section 481(a) of the Code for any period ending after the Closing Date by reason of a change in its accounting method or otherwise with respect to the Equipment Leasing Group."

     3. SECTION 8.1 of the Agreement is hereby amended and restated to read in its entirety as follows:

     "     8.1.    BY SELLER.  To the extent and in the manner herein provided,
     Seller shall indemnify and hold harmless Buyer from and against any and all damages, losses, obligations, deficiencies, liabilities, claims, encumbrances, penalties, costs, and expenses, including reasonable attorneys' fees (collectively, "Losses"), which Buyer or the Company may suffer or incur, resulting from, related to, or arising out of (i) any breach of any representation or warranty of the Company or Seller herein or in any certificate or document furnished to Buyer hereunder; (ii) any breach or nonfulfillment of any covenant or agreement of the Company or Seller in this Agreement; (iii) any claims for the payment of taxes under consolidated Returns which are payable for or in respect of tax periods which ended prior to or which include the Cut-Off Date but only for the portion of such tax period ending on the Cut-Off Date; (iv) any claims for the payment of taxes under Separate Returns (as defined in Section 13.5 hereof) which are payable for or in respect of tax periods which ended prior to or which include the Cut-Off Date; (v) any liabilities or obligations of Seller not expressly assumed by the Company pursuant to
     Article 2 hereof; (vi) any claims by third parties based upon acts, omissions, facts, events or circumstances of the Company or Seller occurring or in existence prior to the Closing Date; and (vii) any and all actions, suits, investigations, proceedings, demands assessments, audits, or claims made or asserted by third parties ("Third Party Proceedings") arising out of any of the foregoing."

     4. SECTION 11.6(D) of the Agreement is hereby amended and restated to read in its entirety as follows:

     "     (d)     Amounts due pursuant to the foregoing Sections 11.6(b) or (c)
     shall include interest thereon from the Cut-Off Date to the date of payment, at a rate of six percent (6%) per annum in the case of amounts due pursuant to SECTION 11.6(B) above, and at a rate of seven percent (7%) per annum in the case of amounts due pursuant to SECTION 11.6(C) above."

     5. SECTION 13.1.3 of the Agreement is hereby amended and restated to read in its entirety as follows:

     "     13.1.3. LIABILITY FOR TAXABLE YEARS PRIOR TO TAXABLE YEAR INCLUDING
     CLOSING DATE. Seller shall pay all taxes under Separate Returns for any period ending before January 1, 1996. Seller shall pay all Seller Group federal income taxes, and shall pay all state and local taxes of the Seller Group excluding the Company (except for personal property taxes) for any period ending before or including the Cut-Off Date. For any period ending before or including the Cut-Off Date, Company shall have no, and Seller shall hold Company harmless for and indemnify Company against all, tax liabilities attributable to Company in excess of any accruals for such tax liabilities on the Closing Balance Sheet, and any joint and several liability for any consolidated tax liability of Seller Group. Seller will cooperate with Company in causing the District Director to exercise its authority to eliminate Company's several liability for any such consolidated tax."

     6. A new SECTION 13.2.5 is hereby added to the Agreement to read in its entirety as follows:

     "     13.2.5  POST-CLOSING FILING OF SEPARATE RETURNS FOR TAXABLE YEARS
     ENDING ON OR BEFORE THE CUT-OFF DATE. Seller shall cause to be prepared, and shall deliver to the Company for signing and filing, any Separate Returns for periods ending before or including the Cut-Off Date, which are to be filed after the Closing Date. Seller shall deliver each such return to the Company at least thirteen (13) calendar days before the date such return is due to be filed (taking into account any applicable extensions). Such returns shall reflect, to the extent permitted under applicable law, positions consistent with analogous tax returns filed with respect to prior taxable periods. The Company shall notify Seller of any disagreement regarding items which would affect the tax liability or position of the Company for periods ending after the Cut-Off Date within ten (10) calendar days of receiving each such return from Seller. Should the Company disagree, the Company and Seller shall consult in good faith to attempt to resolve such disagreement. If the Company and Seller cannot reach a resolution by the extended due date of the return, the Company shall file such return in the form deemed appropriate by Seller, provided that the Company believes such return reflects a permissible return filing position. At the time of the filing of any such return, Seller shall pay to the Company any excess of the Company's tax liability as shown on the return over the amount accrued therefor on the Closing Balance Sheet, or the Company shall pay to Seller any excess of such accrued amount over such tax liability, as the case may be."

     7. SECTION 13.5.2 of the Agreement is hereby amended and restated to read in its entirety as follows:

     "     13.5.2  Current Period shall mean the period beginning January 1,
     1996 and ending on and including the Cut-Off Date."

     8. SCHEDULE 3.1 attached to the Agreement is hereby amended and replaced by SCHEDULE 3.1 attached thereto.

     9. Except as specifically amended hereby, all other provisions of the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first written above.


                                   PROGRESS BANK


                                   By:  /s/ Frederick E. Schea
                                        --------------------------------------
                                        Name:  Frederick E. Schea
                                        Title:  Chief Financial Officer



                                   THE EQUIPMENT LEASING COMPANY



                                   By:  /s/ John F. Yaglenski, Jr.
                                        --------------------------------------
                                        Name:  John F. Yaglenski, Jr.
                                        Title:  Vice President


                                   AMERICAN MANUFACTURING COMPANY, INC.



                                   By:  /s/ John F. Yaglenski, Jr.
                                        --------------------------------------
                                        Name:  John F. Yaglenski, Jr.
                                        Title:  Vice President

                                  Schedule 3.1

                           QUALIFIED JURISDICTIONS

Registered as The Equipment Leasing Co.

1.  Delaware
2.  District of Columbia
3.  Florida
4.  Georgia
5.  Maryland
6.  North Carolina
7.  Pennsylvania
8.  Tennessee
9.  Virginia
10. West Virginia

Additional states registered as a division of American Manufacturing Co., Inc. not listed above.

1.  Alabama
2.  Connecticut
3.  Illinois
4.  New Jersey
5.  New York
6.  South Carolina

                      AMERICAN MANUFACTURING COMPANY, INC.
                                181 S. Gulph Road
                      King of Prussia, Pennsylvania  19406



                                 October 8, 1996



Progress Bank
4 Sentry Parkway
Suite 200
P. O. Box 3036
Blue Bell, Pennsylvania  19422-0764

             Re:    Sale of Stock of The Equipment Leasing Company

Gentlemen:

      This letter is in reference to that certain Stock Purchase Agreement dated September 30, 1996, as amended (the "Agreement") by and among Progress Savings Bank ("Buyer"), The Equipment Leasing Company (the "Company") and American Manufacturing Company, Inc. ("Seller"). All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

      1. Promptly after the closing today, Seller will take all action required to cause the Company to be qualified and in good standing in the Commonwealth of Massachusetts, at its sole expense.

      2. We hereby disclose to you, and the Agreement is amended accordingly, to reflect the existence of the financing statement in favor of The CIT Group/Equipment Financing, Inc. ("CIT") described in the attached Financing Statement. As has been discussed with you, this financing statement was filed in connection with the sale of a lease with Mr. Tire to CIT.

      Kindly indicate your agreement to the terms of this letter by signing below.


                                   Very truly yours,

                                   AMERICAN MANUFACTURING COMPANY, INC.



                                   By:  /s/ John F. Yaglenski, Jr.
                                        --------------------------------------
                                        John F. Yaglenski, Jr.
                                        Vice President



                                   THE EQUIPMENT LEASING COMPANY



                                   By:  /s/ John F. Yaglenski, Jr.
                                        --------------------------------------
                                        John F. Yaglenski, Jr.
                                        Vice President



Acknowledged and Agreed this
8th day of October, 1996

PROGRESS BANK



By:   /s/ Frederick E. Schea
      ----------------------------
      Frederick E. Schea
      Chief Financial Officer

                      AMERICAN MANUFACTURING COMPANY, INC.
                                181 S. Gulph Road
                      King of Prussia, Pennsylvania  19406



                                 October 8, 1996



Progress Bank
4 Sentry Parkway
Suite 200
P. O. Box 3036
Blue Bell, Pennsylvania  19422-0764

             Re:    Sale of Stock of The Equipment Leasing Company

Gentlemen:

      This letter is in reference to that certain Stock Purchase Agreement dated September 30, 1996, as amended (the "Agreement") by and among Progress Bank ("Buyer"), The Equipment Leasing Company (the "Company") and American Manufacturing Company, Inc. ("Seller"). All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

      1. Buyer and Seller agree that for purposes of determining the audited net worth of the Company pursuant to Section 11.6 of the Agreement, notwithstanding any requirements of generally accepted accounting principles to the contrary:

           a. interest shall be recognized on receivables in excess of 90 days past due in accordance with past practice of Seller and the Company with respect to the Equipment Leasing Group (as defined in the Agreement); and

           b. initial direct leasing costs shall be expensed in accordance with past practice of Seller or the Company with respect to the Equipment Leasing Group.

      Kindly indicate your agreement to the terms of this letter by signing below.


                                   Very truly yours,

                                   American Manufacturing Company, Inc.



                                   By:  /s/ John F. Yaglenski, Jr.
                                        --------------------------------------
                                        John F. Yaglenski, Jr.
                                        Vice President



                                   The Equipment Leasing Company



                                   By:  /s/ John F. Yaglenski, Jr.
                                        --------------------------------------
                                        John F. Yaglenski, Jr.
                                        Vice President



Acknowledged and Agreed this
8th day of October, 1996

Progress Bank



By:   /s/ Frederick E. Schea
      ----------------------------
      Frederick E. Schea
      Chief Financial Officer

                                        2